As filed with the Securities and Exchange  Commission on March 18,  1999.
                                    Securities Act Registration No. 333 - 72049
-------------------------------------------------------------------------------

                       Securities and Exchange Commission

                             Washington, D.C. 20549

                                    Form S-4
                                 Amendment No. 2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               NEWCO ALASKA, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                       6022                                92-0166346
------------------------------      ----------------------------      -----------------------------------
(State or jurisdiction of           (Primary Standard Industrial      (I.R.S. Employer Identification No.)
incorporation or organization)       Classification Code Number)

                           331 Dock St., P.O. Box 7920
                      Ketchikan, Alaska 99901 907-228-4474
   --------------------------------------------------------------------------
   (Address and telephone number of registrant's principal executive offices)

          William G. Moran, Jr., President and Chief Executive Officer
                           331 Dock St., P.O. Box 7920
                      Ketchikan, Alaska 99901 907-228-4474
   --------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                              Gordon E. Crim, Esq.
                         Foster Pepper & Shefelman PLLC
                          101 S.W. Main St., 15th Floor
                             Portland, Oregon 97204
                             Telephone: 503-221-1512
                             Facsimile: 800-600-1964

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:

     The registrant is currently in organization, and therefore has not yet issued shares of capital stock, and has no operations or assets. Accordingly, no financial information for the registrant is included in this registration statement. All disclosures for the company to be acquired (First Bancorp) are provided in accordance with General Instruction D.4(c) to Form S-4, disclosures for transitional small business issuers.

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                          Consolidated Balance Sheets
                           December 31, 1998 and 1997


                           Assets                                     1998              1997
                                                                 ---------------   ---------------

Cash and due from banks (note 2)                               $      9,783,427         9,851,577
Federal funds sold                                                    9,391,000         3,935,000
Investment securities available for sale (note 3)                   100,960,973       112,162,100
Investment in Federal Home Loan Bank stock                            2,896,900         2,683,000
Loans (note 4)                                                      123,122,057       106,928,905
    Less allowance for possible loan losses (note 5)                  1,421,352         1,293,512
                                                                 ---------------   ---------------
                 Net loans                                          121,700,705       105,635,393
                                                                 ---------------   ---------------

Premises and equipment, net (note 6)                                  5,796,522         5,687,411
Accrued interest receivable                                           1,756,967         1,938,811
Other assets (note 8)                                                 2,508,378         1,911,094
                                                                 ---------------   ---------------
                 Total assets                                  $    254,794,872       243,804,386
                                                                 ===============   ===============

            Liabilities and Stockholders' Equity

Liabilities:
    Deposits:
       Demand                                                  $     68,133,335        64,669,469
       Savings                                                       48,846,681        50,727,050
       Time deposits of $100,000 or more (note 7)                    60,814,472        53,554,698
       Other time deposits                                           51,733,617        50,720,931
                                                                 ---------------   ---------------
                 Total deposits                                     229,528,105       219,672,148

    Federal Home Loan Bank advances (note 11)                                --         1,000,000
    Accrued interest payable                                            516,779           476,715
    Other liabilities                                                 1,557,627         1,050,977
                                                                 ---------------   ---------------
                 Total liabilities                                  231,602,511       222,199,840
                                                                 ---------------   ---------------

Stockholders' equity:
    Common stock of $5 par value.  Authorized 1,000,000
       shares; issued and outstanding 214,040 shares in
       1998 and 1997                                                  1,070,200         1,070,200
    Surplus                                                           6,414,704         6,414,704
    Undivided profits                                                16,051,970        14,774,999
    Accumulated other comprehensive income - net
       unrealized gain on securities available for sale                 184,012          (179,617)
    Treasury stock, at cost (5,765 shares in 1998 and
       5,306 shares in 1997)                                           (528,525)         (475,740)
                                                                 ---------------   ---------------
                 Total stockholders' equity                          23,192,361        21,604,546

Commitments and contingencies (notes 10, 11 and 15)
                                                                 ---------------   ---------------
                 Total liabilities and stockholders' equity    $    254,794,872       243,804,386
                                                                 ===============   ===============

See accompanying notes to consolidated financial statements.

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                       Consolidated Statements of Income
                  Years ended December 31, 1998, 1997 and 1996


                                                                  1998          1997           1996
                                                              -------------  ------------   ------------
Interest income:
    Interest on loans                                       $   11,383,100    10,284,722      8,730,271
    Interest on federal funds sold                                 550,272       478,661        533,819
    Interest-bearing deposits in other banks                        69,617        68,611         62,957
    Interest on securities available for sale:
      Taxable (note 3)                                           6,146,080     6,510,753      6,699,638
      Exempt from federal income taxes                             106,482        66,936        117,335
                                                              -------------  ------------   ------------
                Total interest income                           18,255,551    17,409,683     16,144,020
                                                              -------------  ------------   ------------

Interest expense:
    Interest on deposits:
      Time deposits of $100,000 or more                          2,780,460     2,445,427      2,181,080
      Other                                                      5,689,568     5,612,024      5,264,338
    Interest on federal funds purchased                             12,969        40,288         59,835
    Other interest                                                  36,734       135,926        158,029
                                                              -------------  ------------   ------------
                Total interest expense                           8,519,731     8,233,665      7,663,282
                                                              -------------  ------------   ------------
                Net interest income                              9,735,820     9,176,018      8,480,738

Provision for loan losses (note 5)                                 252,000       232,000        215,750
                                                              -------------  ------------   ------------
                Net interest income after provision
                for loan loss                                    9,483,820     8,944,018      8,264,988
                                                              -------------  ------------   ------------
Other operating income:
    Net realized gains on sales of securities
     available for sale (note 3)                                    73,149       225,240         17,422
    Service charges on deposit accounts                            645,722       637,960        676,087
    Loan placement fees                                          1,704,721     1,181,208      1,108,479
    Other                                                        1,131,122       848,627        855,653
                                                              -------------  ------------   ------------
                Total other operating income                     3,554,714     2,893,035      2,657,641
                                                              -------------  ------------   ------------
Other operating expenses
    Salaries and employee benefits                               5,558,140     5,174,585      5,025,104
    Occupancy, net                                                 618,077       640,190        669,492
    Equipment                                                    1,061,888       960,273        921,256
    Federal Deposit Insurance Corporation assessments               15,610        25,365          8,264
    Other                                                        2,033,840     1,781,384      1,757,492
                                                              -------------  ------------   ------------
                Total other operating expenses                   9,287,555     8,581,797      8,381,608
                                                              -------------  ------------   ------------
                Income before income taxes                       3,750,979     3,255,256      2,541,021

Provision for income taxes (note 8)                              1,432,235     1,065,956        790,311
                                                              -------------  ------------   ------------
                Net income                                  $    2,318,744     2,189,300      1,750,710
                                                              =============  ============   ============
Per share amounts - net income                                  $ 11.12        $ 10.48        $ 8.29
                                                              =============  ============   ============
Weighted average shares outstanding                         $      208,460       208,980        209,986
                                                              =============  ============   ============


See accompanying notes to consolidated financial statements.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                            and Comprehensive Income
                  Years ended December 31, 1998, 1997 and 1996


                                                                                                 Accumulated
                                                                                                    other
                                         Common                      Undivided      Treasury     comprehensive
                                         stock         Surplus        profits        stock          income         Total
                                      -------------  ------------   ------------  -------------  -------------  -------------

Balance at December 31, 1995       $     1,058,300     6,316,648     12,917,381       (313,400)       249,388     20,228,317

Comprehensive income:
   Net income                                   --            --      1,750,710             --             --      1,750,710
   Change in unrealized holding loss on
     securities available for sale, net
     of taxes of $297,543                       --            --             --             --       (446,314)      (446,314)
                                                                                                                -------------
           Total comprehensive income                                                                              1,304,396
                                                                                                                -------------

Cash dividends ($5 per share)                   --            --     (1,037,909)            --             --     (1,037,909)
Purchase of treasury stock, at cost             --            --             --        (56,240)            --        (56,240)
                                      -------------  ------------   ------------  -------------  -------------  -------------
Balance at December 31, 1996             1,058,300     6,316,648     13,630,182       (369,640)      (196,926)    20,438,564

Comprehensive income:
   Net income                                   --            --      2,189,300             --             --      2,189,300
   Change in unrealized holding loss on
     securities available for sale, net
     of taxes of $11,538                        --            --             --             --         17,309         17,309
                                                                                                                -------------
           Total comprehensive income                                                                              2,206,609
                                                                                                                -------------

Cash dividends ($5 per share)                   --            --     (1,044,483)            --             --     (1,044,483)
Purchase of 1,125 shares of
   treasury stock, at cost                      --            --             --       (106,100)            --       (106,100)
Exercise 2,380 shares of stock
   options (note 10)                        11,900        98,056             --             --             --        109,956
                                      -------------  ------------   ------------  -------------  -------------  -------------
Balance at December 31, 1997             1,070,200     6,414,704     14,774,999       (475,740)      (179,617)    21,604,546

Comprehensive income:
   Net income                                   --            --      2,318,744             --             --      2,318,744
   Change in unrealized holding loss on
     securities available for sale, net
     of taxes of $243,447                       --            --             --             --        363,629        363,629
                                                                                                                -------------
           Total comprehensive income                                                                              2,682,373
                                                                                                                -------------
Cash dividends ($5 per share)                   --            --     (1,041,773)            --             --     (1,041,773)
Purchase of 459 shares of treasury
   stock, at cost                               --            --             --        (52,785)            --        (52,785)
                                      -------------  ------------   ------------  -------------  -------------  -------------
Balance at December 31, 1998       $     1,070,200     6,414,704     16,051,970       (528,525)       184,012     23,192,361
                                      =============  ============   ============  =============  =============  =============


See accompanying notes to consolidated financial statements.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1998, 1997 and 1996


                                                                              1998               1997              1996
                                                                         ----------------   ---------------   ----------------
Operating activities:
    Net income                                                         $       2,318,744         2,189,300          1,750,710
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                              252,000           232,000            215,750
          Provision for losses on other real estate                               37,542             3,128                 --
          Depreciation and amortization                                          752,609           699,611            687,104
          Gain on sale of other real estate                                           --                --            (30,141)
          Amortization of investment security premiums                           103,822           143,462            196,185
          Accretion of investment security discounts                            (159,566)         (171,364)          (248,693)
          Net investment securities gains                                        (73,149)         (225,240)           (17,422)
          Gain from sale of bank premises and equipment                          (21,239)               --                 --
          (Increase) decrease in interest receivable                             181,844            33,569            110,768
          Increase (decrease) in interest payable                                 40,064            (5,506)            88,948
          (Increase) decrease in deferred income taxes                           324,701           (34,348)          (233,793)
          (Increase) decrease in other assets                                   (959,526)         (317,178)           550,335
          Increase (decrease) in other liabilities                               506,650           378,898           (186,306)
                                                                         ----------------   ---------------   ----------------
                  Net cash provided by operating activities                    3,304,496         2,926,332          2,883,445
                                                                         ----------------   ---------------   ----------------
Investing activities:
    Proceeds from sale of securities available for sale                       35,011,052        21,993,955         11,498,023
    Proceeds from maturity of securities available for sale                   67,728,216        57,633,806         75,233,012
    Purchase of securities available for sale                                (91,259,519)      (81,689,001)       (78,280,496)
    Net increase in loans                                                    (16,317,313)      (15,988,430)       (16,601,961)
    Purchase of bank premises and equipment                                     (816,481)         (639,234)          (596,428)
    Proceeds from sale of bank premises and equipment                            (24,000)               --                 --
    Proceeds from sale of other real estate                                           --                --             30,141
                                                                         ----------------   ---------------   ----------------
                  Net cash used in investing activities                       (5,678,045)      (18,688,904)        (8,717,709)
                                                                         ----------------   ---------------   ----------------
Financing activities:
    Net increase (decrease) in demand deposit and savings accounts             1,583,497         4,127,941           (802,593)
    Net increase in time deposits                                              8,272,460         7,639,208         12,560,246
    Net (increase) decrease in federal funds sold                             (5,456,000)        6,742,000         (1,894,000)
    Net decrease in Federal Home Loan Bank advances                           (1,000,000)       (1,000,000)        (3,000,000)
    Net increase in treasury stock                                               (52,785)         (106,100)           (56,240)
    Proceeds from sale of stock options                                               --           109,956                 --
    Cash dividends paid                                                       (1,041,773)       (1,044,483)        (1,037,909)
                                                                         ----------------   ---------------   ----------------
                  Net cash provided by financing activities                    2,305,399        16,468,522          5,769,504
                                                                         ----------------   ---------------   ----------------
                  Net increase (decrease) in cash and due from banks             (68,150)          705,950            (64,760)

Cash and due from banks at beginning of year                                   9,851,577         9,145,627          9,210,387
                                                                         ----------------   ---------------   ----------------
Cash and due from banks at end of year                                 $       9,783,427         9,851,577          9,145,627
                                                                         ================   ===============   ================

Supplemental disclosure of cash flow information:
    Cash paid during the year for interest                             $       8,479,667         8,239,171          7,574,333
                                                                         ================   ===============   ================
    Cash paid during the year for income taxes                         $       1,267,000           909,500            784,500
                                                                         ================   ===============   ================


See accompanying notes to consolidated financial statements.

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(1)  Summary of Significant Accounting Policies

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities disclosure of contingent assets and liabilities as of the date of the balance sheet, and revenue and expenses for the period. Actual results could differ from those estimates. The significant policies and estimates applied in the preparation of these consolidated financial statements are discussed below.


     (a)  Consolidation

         The consolidated financial statements include the accounts of First Bancorp, Inc. and its wholly-owned subsidiary, First Bank, and its wholly-owned subsidiaries, Dock Street Building Corporation and Dock Street Title Agency, Incorporated (Company). All significant intercompany accounts and transactions have been eliminated. The Company's primary market area is Southeast Alaska where the majority of its activities has been with Alaska businesses and individuals.


     (b)  Reclassifications

         Certain prior year balances have been changed to conform to the present year presentation.


     (c)  Investments

         Securities available for sale are stated at fair value with unrealized holding gains and losses excluded from earnings and reported as a net amount in a separate component of other comprehensive income. Securities are classified as available for sale when management intends to hold the securities for an indefinite period of time or when the securities may be utilized for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure and resultant prepayment risk and liquidity needs.

         Federal Home Loan Bank stock is carried at cost which is its redeemable (fair) value since the market for this stock is limited.

         Premiums are amortized (deducted) and discounts are accreted (added) to interest income on investment securities using methods that approximate the level-yield method. Gains and losses on sales of securities are computed using the specific-identification method of determining the cost of securities sold.

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997

     (d)  Loans

         Loans are stated at the principal amount outstanding. Interest on loans is taken into income when earned. Loan origination fees received in excess of direct origination costs are deferred and amortized to income by a method approximating the level-yield method over the estimated loan term.

         Interest income on loans is recorded on an accrual basis until an interest or principal payment is more than 90 days past due and in the opinion of management the collectibility of such income becomes doubtful. The deferral or nonrecognition of interest does not constitute forgiveness of the borrower's obligation.


     (e)  Allowance for Loan Losses

         The allowance for loan losses is a general reserve established by management to absorb unidentified losses in the Company's loan portfolio. In determining the adequacy of the allowance, management evaluates prevailing economic conditions, results of regular examinations and evaluations of the quality of the loan portfolio by external parties, actual loan loss experience, the extent of existing risks in the loan portfolio and other pertinent factors. The allowance for impaired loans is based on discounted cash flows using the loans' initial interest rates or, if the loan is secured, the fair value of the collateral.

         Future additions to the allowance may be necessary based on changes in economic conditions and other factors used in evaluating the loan portfolio. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the allowance. Such agencies may require the recognition of additions to the allowance based on their judgment of information available to them at the time of their examination.


     (f)  Loan Servicing

         The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value.


     (g)  Other Real Estate

         Other real estate represents properties acquired through foreclosure or its equivalent. Prior to foreclosure, the carrying value is adjusted to the lower of cost or fair market value of the real estate to be acquired by a charge to the allowance for loan losses.
         Any subsequent reduction in carrying value is charged against operating expenses.

                              FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


     (h)  Premises and Equipment

         Premises and equipment are stated at cost, less amortization and accumulated depreciation. Depreciation expense on leasehold improvements is computed by use of the straight-line method over the shorter of the estimated useful lives of the assets or leasehold improvements. Expenditures for remodeling, improvements and construction are capitalized, while expenditures for maintenance and repairs are charged to expense.


     (i)  Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


     (j)  Net Income Per Share

         Per share amounts are calculated based on the weighted average number of shares and common share equivalents outstanding during each year. Outstanding stock options are common stock equivalents and therefore are included in the calculation of the weighted average number of shares outstanding, if dilutive.


     (k)  Comprehensive Income

         On January 1, 1998, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholders' equity and comprehensive income. The statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.


 (2) Cash and Due from Banks

     The Company is required to maintain a $200,000 minimum average daily balance with the Federal Reserve Bank (FRB) for purposes of settling financial transactions and charges for FRB services. The Company is also required to maintain sufficient cash balances or deposits with the FRB to meet its statutory reserve requirements. The reserve requirement for the two-week maintenance period, which included December 31, 1998 was satisfied by cash on hand in the Company's vault and on deposit with the FRB.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


 (3) Investment Securities

     The  following  is  a  comparative   summary  of  investment   securities
     available for sale at December 31:

                                                                             Gross           Gross
                                                         Amortized        unrealized       unrealized          Market
                                                           cost              gains           losses            value
                                                     ------------------  --------------  ---------------  -----------------
1998:
    U.S. Government and federal agencies           $        54,763,462         438,739          (24,211)        55,177,990
    States and political subdivisions                        1,707,699          85,846               --          1,793,545
    Corporate securities                                     8,963,078          80,739             (338)         9,043,479
    Mortgage-backed securities                              33,796,314         110,906         (496,797)        33,410,423
    Other debt securities                                    1,414,450           1,973               --          1,416,423
    Federal National Mortgage
      Association stock                                          8,257         110,856               --            119,113
                                                     ------------------  --------------  ---------------  -----------------
                                                   $       100,653,260         829,059         (521,346)       100,960,973
                                                     ==================  ==============  ===============  =================

1997:
    U.S. Government and federal agencies                    77,447,591         379,646           (6,562)        77,820,675
    States and political subdivisions                        1,846,350          23,220               --          1,869,570
    Corporate securities                                     5,607,261          53,236           (2,819)         5,657,678
    Mortgage-backed securities                              27,053,534         128,857         (951,460)        26,230,931
    Other debt securities                                      500,000              --               --            500,000
    Federal National Mortgage
      Association stock                                          6,727          76,519               --             83,246
                                                     ------------------  --------------  ---------------  -----------------
                                                   $       112,461,463         661,478         (960,841)       112,162,100
                                                     ==================  ==============  ===============  =================

The amortized cost and market value of available for sale debt securities at December 31, 1998, are distributed by contractual maturity as shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


     Securities                Within            One to          Five to         Due after          Amortized           Market
 available for sale           one year         five years       ten years        ten years            cost               value
                              ----------------  ---------------- --------------- ----------------- ------------------ --------------

U.S. Government and
   federal agencies         $   11,994,028        31,817,815       2,611,247         8,340,372         54,763,462         55,177,990
State and political
   subdivisions                    293,871           191,779       1,222,049                --          1,707,699          1,793,545
Corporate securities             3,057,268         4,028,225              --         1,877,585          8,963,078          9,043,479
Mortgage-backed
   securities                      154,541         2,823,875       5,544,331        25,273,567         33,796,314         33,410,423
Other debt securities              500,000                --              --           914,450          1,414,450          1,416,423
                           ----------------  ---------------- --------------- ----------------- ------------------ -----------------
                            $   15,999,708        38,861,694       9,377,627        36,405,974        100,645,003        100,841,860
                           ================  ================ =============== ================= ================== =================

Proceeds from sales of available for sale securities during 1998, 1997 and 1996 were $35,011,052, $21,993,955, and $11,498,023, respectively. Gross gains of
$94,602, $241,917, and $37,437 and gross losses of $21,453, $16,677, and $20,015 were realized on those sales for the years ended December 31, 1998, 1997 and 1996, respectively.

Market  value  of  investment   securities  of  approximately   $45,753,000  and
$49,630,000 are pledged to secure public deposits at December 31, 1998 and 1997, respectively.

A summary of taxable interest on securities available for sale for the year ended December 31 follows:

                                                   1998               1997                1996
                                              ---------------    ----------------    ----------------

U.S. Treasury securities                   $       1,534,168           1,288,127           1,321,549
Obligations of U.S. Government
     agencies and corporations                     3,943,459           4,674,469           4,738,098
Other                                                668,453             548,157             639,991
                                              ---------------    ----------------    ----------------
                                           $       6,146,080           6,510,753           6,699,638
                                              ===============    ================    ================

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997



(4)   Loans

      The Company's primary market area is Southeast Alaska, where the majority of its lending is with Alaska businesses and individuals. Approximately 66% of the Company's loans at December 31, 1998, are for general commercial uses, including timber, tourism, retail and small businesses. Substantially all of these loans are collateralized and repayment is expected from the borrowers' cash flow or, secondarily, the collateral. The Company's exposure to credit loss, if any, is the outstanding amount of the loan if the collateral is proved to be of no value.

      The carrying amount of the loan portfolio is as follows at December 31:

                                              1998           1997
                                           ------------   ------------

Mortgage                                 $   8,653,771      3,592,629
Commercial                                  82,214,463     73,870,604
Consumer                                    32,906,260     30,102,197
                                           ------------   ------------
                                           123,774,494    107,565,430

Less unamortized loan origination fees         652,437        636,525
                                           ------------   ------------
                                         $ 123,122,057    106,928,905
                                           ============   ============

      The following table sets forth the maturity distribution and sensitivity to changes in interest rates of the Company's loan portfolio at December 31, 1998.

                        Within       One to         After
                       one year    five years    five years       Total
                      ------------ ------------  ------------ --------------

Mortgage            $     308,425      239,647     8,105,699      8,653,771
Commercial             12,741,996   36,676,253    32,796,214     82,214,463
Consumer                6,306,945   25,247,132     1,352,183     32,906,260
                      ------------ ------------  ------------ --------------
                    $  19,357,366   62,163,032    42,254,096    123,774,494
                      ============ ============  ============ ==============
Loans at fixed
   interest rates      12,175,411   51,905,009    10,510,198     74,590,618
Loans at variable
   interest rates       7,181,955   10,258,023    31,743,898     49,183,876
                      ------------ ------------  ------------ --------------
                    $  19,357,366   62,163,032    42,254,096    123,774,494
                      ============ ============  ============ ==============

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


The Company has and will continue to have banking transactions with its directors, officers, principal shareholders and its associates in the ordinary course of business. It is Company policy that all such loan transactions be on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others. An analysis of these loan transactions at December 31 follows:

                                        1998          1997
                                     -----------   -----------

Balance at beginning of year       $  2,646,307     1,968,729
Net additions (deletions)               113,032       677,578
                                     -----------   -----------
Balance at end of year             $  2,759,339     2,646,307
                                     ===========   ===========

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $100,712,256 and $86,690,480 at December 31, 1998 and 1997, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $461,236 and $522,896 at December 31, 1998 and 1997, respectively.

Mortgage servicing rights of $379,422, $153,286, and $152,203 were capitalized during 1998, 1997, and 1996, respectively. The carrying value of unamortized mortgage servicing rights of $576,021 and $277,281 approximates its fair value as of December 31, 1998 and 1997, respectively. Amortization of mortgage servicing rights was $80,682, $19,029, and $9,179 in 1998, 1997, and 1996,
respectively.

(5)   Allowance for Loan Losses

      A summary of the allowance for loan losses as of December 31 follows:

                                   1998         1997          1996
                                -----------  ------------  ------------

Balance at beginning of year  $  1,293,512     1,103,414     1,383,814
Recoveries on loans previously
    charged off                     16,225        49,524        18,353
Provision charged to expense       252,000       232,000       215,750
Loans charged off                 (140,385)      (91,426)     (514,503)
                                -----------  ------------  ------------

Balance at end of year        $  1,421,352     1,293,512     1,103,414
                                ===========  ============  ============

The amount of any impaired loans is insignificant at December 31, 1998 and 1997. The Company had no loans on nonaccrual status at December 31, 1998 and 1997.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(6)   Premises and Equipment

      A summary of premises and equipment at December 31 follows:

                                       1998          1997
                                    -----------   -----------

Company premises                  $  4,742,278     4,703,952
Land                                 1,542,083     1,451,608
Equipment                            4,869,636     4,279,667
                                    -----------   -----------
                                    11,153,997    10,435,227

Less accumulated depreciation       (5,357,475)   (4,747,816)
                                    -----------   -----------
                                  $  5,796,522     5,687,411
                                    ===========   ===========


(7)   Deposits

      Time deposits in amounts of $100,000 or more and their remaining maturities at December 31 are as follows:

                                       1998         1997

Three months or less              $ 27,611,027    26,496,631
Three through twelve months         28,056,872    22,251,443
Over twelve months                   5,146,573     4,806,624
                                    -----------  ------------

                                  $ 60,814,472    53,554,698
                                    ===========  ============

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(8)   Income Taxes

      Components of income tax expense (benefit) are as follows:

                             Current      Deferred       Total
                            -----------   ----------  ------------
1998:
    Federal               $  1,084,889       78,004     1,162,893
    State                      266,092        3,250       269,342
                            -----------   ----------  ------------
                          $  1,350,981       81,254     1,432,235
                            ===========   ==========  ============

1997:
    Federal                  1,010,936      (44,073)      966,863
    State                      100,906       (1,813)       99,093
                            -----------   ----------  ------------
                          $  1,111,842      (45,886)    1,065,956
                            ===========   ==========  ============

1996:
    Federal                    687,354       54,000       741,354
    State                       39,207        9,750        48,957
                            -----------   ----------  ------------
                          $    726,561       63,750       790,311
                            ===========   ==========  ============

The actual tax expense for 1998, 1997 and 1996 differs from the "expected" tax expense for those years (computed by applying the U.S. Federal statutory tax rate of 34% to earnings before income taxes) as follows:

                                       1998         1997        1996
                                    -----------   ----------  ----------

Computed "expected" income taxes  $  1,275,333    1,106,787     863,947
State income taxes                     177,767       65,401      32,300
Tax-exempt interest                    (69,838)     (49,834)    (37,867)
Other                                   48,973      (56,398)    (68,069)
                                    -----------   ----------  ----------
                                  $  1,432,235    1,065,956     790,311
                                    ===========   ==========  ==========

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


The components of and changes in the net deferred tax asset (liability) are as follows:


                                                   (Deferred                        (Deferred
                                                    expense)                        expense)
                                  Dec.31,1996       benefit        Dec.31,1997       benefit         Dec.31,1998
                                  -------------   -------------   --------------  --------------   ----------------

Deferred tax assets:
    Bad debt deduction         $       266,104          76,018          342,122          51,392            393,514
    Loan fees                          249,259           6,624          255,883           6,397            262,280
    Depreciation                        17,633         150,973          168,606          19,292            187,898
    Other real estate owned             41,879         (22,489)          19,390          15,092             34,482
    Unrealized loss (gain) on
       available sale
       investment securities           131,284         (11,538)         119,746        (243,447)          (123,701)
    Other                               37,109         (12,351)          24,758          14,886             39,644
                                  -------------   -------------   --------------  --------------   ----------------
         Total gross deferred
            tax assets                 743,268         187,237          930,505        (136,388)           794,117
                                  -------------   -------------   --------------  --------------   ----------------

Deferred tax liabilities:
    Federal Home Loan
       Bank stock dividends           (424,994)        (78,993)        (503,987)        (85,988)          (589,975)
    Accretion on bonds                  (6,774)        (19,925)         (26,699)         17,768             (8,931)
    Loan servicing rights              (57,496)        (53,971)        (111,467)       (120,093)          (231,560)
                                  -------------   -------------   --------------  --------------   ----------------
         Total deferred
            tax liabilities           (489,264)       (152,889)        (642,153)       (188,313)          (830,466)
                                  -------------   -------------   --------------  --------------   ----------------
Valuation allowance                         --              --               --              --                 --
                                  -------------   -------------   --------------  --------------   ----------------
         Net deferred
            tax asset          $       254,004          34,348          288,352        (324,701)           (36,349)
                                  =============                   ==============                   ================

Amounts attributed to gain (loss)
    on available for sale investment
    securities and recorded as a
    reduction to unrealized
    holding gain or loss                                11,538                          243,447
                                                  -------------                   --------------
                                                $       45,886                          (81,254)
                                                  =============                   ==============

A valuation allowance on a deferred tax asset is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has available tax planning strategies, anticipates future taxable income and historically has had taxable income; accordingly, a valuation allowance was not established in the current year. The net deferred tax asset is included in other assets.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(9)   Comprehensive Income

      At December 31, 1998, the related tax effects allocated to each component of other comprehensive income follows:

                                                        Before                 Tax                 Net of
                                                      tax amount        (expense) benefit        tax amount
                                                  ------------------   -------------------   -------------------

Unrealized holding gains on securities
     available for sale arising during 1998    $            680,225               272,781               407,444
Less:  reclassification adjustment for
     gains and losses realized in net income                 73,149                29,334                43,815
                                                  ------------------   -------------------   -------------------
           Net unrealized gains                             607,076               243,447               363,629
                                                  ==================   ===================   ===================

(10)  Employee Benefit Plans

      On January 1, 1992, the Company merged approximately 60% of its profit sharing plan into the existing noncontributory defined contribution 401(k) retirement plan. Contributions made to the 401(k) plan and charged to expense amounted to $100,000, $75,000 and $60,000 in 1998, 1997 and 1996,
      respectively.

      Concurrently,  the Company  established an employee  stock  ownership plan
      (ESOP) with the remaining 40% of the profit sharing plan's assets. Contributions made to the ESOP and charged to expense amounted to $75,000, $50,000 and $40,000 in 1998, 1997 and 1996, respectively.

      Participation in the plans is available to employees who have completed six months of service with the Company.

(11)  Commitments and Contingencies

      General

      The Company from time to time may be a defendant in legal proceedings related to the conduct of its banking business. In the opinion of management, the Company's financial position and results of operations will not be affected materially by the final outcome of any present legal proceedings.

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


Lease

The Company is obligated under noncancelable operating leases for premises, some of which have renewal options. Net future minimum rental payments required under the lease are as follows:

               Year ending
               December 31             Amount
               -------------          ----------

                   1999            $    220,596
                   2000                 197,801
                   2001                 159,156
                   2002                 159,156
                   2003                 142,068
                Thereafter              134,845
                                      ----------
                                   $  1,013,622
                                      ==========

     Rental  expense  amounted to  $198,385,  $196,950,  and $191,739 in 1998,
     1997 and 1996, respectively.


      Off-Balance Sheet Financial Instruments

      In the ordinary course of business, the Company enters into various types of transactions which involve financial instruments with off-balance sheet risk. These instruments include commitments to extend credit and standby and commercial letters of credit and are not reflected in the accompanying balance sheets. These transactions may involve, to varying degrees, credit and interest rate risk in excess of the amount, if any, recognized in the balance sheets. The Company applies the same credit standards to these contracts as it uses in its lending process. Management does not anticipate any loss to result from these commitments.

      As of December 31, the Company's off-balance sheet credit risk exposure is the contractual amount of commitments to extend credit and letters of credit, is as follows:

                                           1998          1997
                                         ----------   -----------
      Off-balance sheet commitments:
         Commitments to extend credit  $ 8,741,433    10,240,000
         Standby and commercial
            letters of credit              395,120       575,785


      Line of Credit

      The Company has a line of credit up to 20% of assets or approximately $51,000,000 at December 31, 1998 with the Federal Home Loan Bank (FHLB). There is no outstanding balance on the credit line at December 31, 1998. The Company has pledged its FHLB stock and other assets as collateral on the line of credit.

(12)  Regulatory Matters

      The Federal Deposit Insurance Corporation has established risk-based standards for evaluating a bank's capital adequacy. These standards require the Company to maintain minimum ratio of qualifying total capital to risk weighted assets of 8% of which at least 4% must be in the form of

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


      core capital (TIER 1). Management believes as of December 31, 1998 and 1997, that the Bank meets all capital adequacy requirements. TIER 1 capital includes the bank's stockholders' equity, minus all intangible assets. The Bank's actual capital amounts at December 31 are as follows:

                                            1998       1997
                                           --------  ---------

     Total risk-based capital ratio         17.6%      17.7%
     TIER 1 risk-based capital ratio        16.5%      17.8%
     Leverage capital ratio                  8.8%      8.9%


(13)  Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate fair value disclosures as defined under SFAS No. 107, Disclosures About Fair Value of Financial Instruments:

            Cash and due from banks and federal funds sold - the carrying amounts reported in the balance sheet represent their fair values.

            Investment securities - fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Investments in the Federal Reserve Bank (FRB) and FHLB are recorded at cost, which also represents fair market value.

            Loans - for variable-rate loans that reprice frequently, fair values are based on carrying amounts. Fair values of residential mortgages with commitments to sell within 90 days are based on the amounts receivable under the commitments. An estimate of the fair value of the remaining portfolio is based on discounted cash flow analyses applied to pools of similar loans, using weighted average coupon rate, weighted average maturity, and interest rates currently being offered for similar loans. The carrying amount of accrued interest receivable approximates its fair value.

            Deposit liabilities - the fair values of demand and savings deposits are equal to the carrying amount at the reporting date. The carrying amount for variable rate time deposits approximate their fair value. Fair values for fixed rate time deposits are estimated using a discounted  cash flow  calculation  that applies  currently  offered interest rates to a schedule of aggregate expected monthly maturities of time deposits. The carrying amount of accrued interest payable approximates its fair value.

            Short-term borrowings - for FHLB advances and Federal funds purchased with maturities less than 90 days, the carrying amount represents their fair value. For FHLB advances and federal funds purchased with maturities longer than 90 days, fair values are estimated using a discounted cash flow calculation using current interest rates for similar borrowings.

            Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest

                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997



            rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

            Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value of financial instruments is as follows:


                                          1998                            1997
                                     ------------------------------  -------------------------------
                                        Carrying         Fair           Carrying          Fair
                                         amount          value           amount          value
                                     --------------- --------------  --------------- ---------------

Financial assets:
   Cash and due from banks         $      9,783,427      9,783,427        9,851,577       9,851,577
   Federal funds sold                     9,391,000      9,391,000        3,935,000       3,935,008
   Investment securities                100,960,973    100,960,973      112,162,100     112,162,100
   Loans                                123,744,494    125,101,850      107,565,430     107,762,461
   Accrued interest receivables           1,756,967      1,756,967        1,938,811       1,938,811

Financial liabilities:
   Deposits                             229,528,105    229,929,659      219,672,148     220,007,410
   Accrued interest payable                 516,779        516,779          476,715         476,715
   Short-term borrowings                         --             --        1,000,000       1,000,000

Unrecognized financial instruments:
   Commitments to extend credit           8,741,433         87,414       10,240,000         102,400
   Standby and commercial letters
     of credit                              395,120          3,951          575,785           5,856


                               FIRST BANCORP, INC.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1998 and 1997


(14)  Quarterly Results of Operations

      (in thousands except per share data. Unaudited.)


                                                               Quarter ended
                                      ---------------------------------------------------------------
               1998                      Dec. 31        Sept. 30         June 30          Mar. 31
                                      --------------  --------------   -------------   --------------
Total interest income               $         4,657           4,659            4,511           4,429
Total interest expense                        2,136           2,189            2,130           2,065
                                      --------------  --------------   -------------   --------------
         Net interest income                  2,521           2,470           2,381            2,364

Provision for loan losses                        48              72              60               72
Other operating income                          915             909             882              776
Other operating expense                       2,485           2,233           2,273            2,297
Securities gains                                 13              16              44               --
                                      --------------  --------------   -------------   --------------
         Income before income taxes             916           1,090             974              771

Income taxes                                    523             387             247              275
                                      --------------  --------------   -------------   --------------
Net income                          $           393             703             727              496
                                      ==============  ==============   =============   ==============
Earnings per share                  $          1.88            3.37            3.49             2.38
                                      ==============  ==============   =============   ==============

                                                               Quarter ended
                                      ---------------------------------------------------------------
               1997                      Dec. 31        Sept. 30         June 30          Mar. 31
                                      --------------  --------------   -------------   --------------
Total interest income               $         4,576           4,483            4,301           4,050
Total interest expense                        2,209           2,097            2,006           1,922
                                      --------------  --------------   -------------   --------------
         Net interest income                  2,367           2,386           2,295            2,128

Provision for loan losses                        48              72              56               56
Other operating income                          254             971             813              630
Other operating expense                       1,635           2,407           2,293            2,247
Securities gains                                 --             135              87                3
                                      --------------  --------------   -------------   --------------
         Income before income taxes             938           1,013             846              458

Income taxes                                    383             341             158              184
                                      --------------  --------------   -------------   --------------
Net income                          $           555             672             688              274
                                      ==============  ==============   =============   ==============
Earnings per share                  $          2.65            3.22            3.29             1.31
                                      ==============  ==============   =============   ==============


(15)  Subsequent Event

      In January 1999, the Board of Directors approved a reorganization plan for First Bancorp, Inc. This plan is intended to convert the Company into a Subchapter S under the Internal Revenue Code. Additionally, this plan would require that the Company re-purchase a portion of their stock with a value ranging from $4 to 6 million. This plan is to be voted on by the Company's stockholders in March 1999.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ketchikan, State of Alaska, on March 18, 1999.

                                    Newco Alaska, Inc.


                                    By: /s/ William G. Moran, Jr.
                                        --------------------------------------
                                        William G. Moran, Jr., President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement and Power of Attorney has been signed by the following persons in the capacities indicated on March 18, 1999:



/s/ James C. Sarvela
-------------------------------------
James C. Sarvela, Vice President and
  Chief Financial Officer
  (Principal accounting officer)


                                        /s/ William G. Moran, Jr.
-------------------------------------   ---------------------------------------
William G. Moran, Sr., Director         William G.  Moran,  Jr., Director


/s/ Ernest J. Anderes*                  /s/ Michael J. Cessnun*
-------------------------------------   ---------------------------------------
Ernest J. Anderes, Director             Michael J. Cessnun, Director


/s/ Joseph M. Moran*                    /s/ Michael J. Elerding*
-------------------------------------   ---------------------------------------
Joseph M. Moran, Director               Michael J. Elerding, Director


/s/ Lisa A. Murkowski*
-------------------------------------   ---------------------------------------
Lisa A. Murkowski, Director             Alec W. Brindle, Jr., Director


*by: /s/ William G. Moran, Jr.
     -------------------------------
     William G. Moran, Jr.,
       Attorney-in-Fact